UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2012

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310		92130
San Diego, CA		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code:  (858) 997-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

As Adamis Pharmaceuticals Corporation (the “Company”) has previously reported, on November 10, 2010, the Company completed a private placement transaction with Eses Holdings (FZE), a foreign investor (the “Purchaser”), pursuant to a Common Stock Purchase Agreement (the “Agreement”) and a Registration Rights Agreement.  The purchase agreement provided for the sale of up to 40 million shares of our common stock to the Purchaser at a price of $0.25 per share, for up to $10 million of gross proceeds.  An initial closing was held on November 10, 2010, pursuant to which the Company received $5 million in gross proceeds and issued 20 million shares of common stock.  The Agreement provided for two potential subsequent closings pursuant to which the Purchaser agreed to invest $2.5 million at each such closing if the milestones relating to that milestone closing had been achieved before the outside date specified for that milestone.  The Company achieved the first set of milestone conditions and provided notice to Purchaser in May 2011.  As the Company has previously reported, during 2011 and early 2012, Purchaser requested three separate amendments to the Agreement to provide for the payment of the $2.5 million relating to the first milestone investment in installments and to extend the timing of payments.  On February 29, 2012, Purchaser completed the final payment relating to the first milestone.  To date, the Purchaser has purchased 30 million shares of common stock for $7.5 million pursuant to the provisions of the Agreement.

As the Agreement had been amended, the specified Milestone Closing Outside Date (as defined in the Agreement) for the second set of milestone conditions was March 31, 2012.  Despite the delays in the receipt of funding from the Purchaser following the Company’s satisfaction of the first set of milestone conditions, the Company completed four of the five specified conditions for satisfaction of the second milestone conditions prior to the Milestone Closing Outside Date.  However, because of the delays in receipt of funding relating to the first set of milestones, the Company was not able to complete the remaining milestone condition before the March 31, 2012 outside date.

The Agreement provided that either party may terminate the Agreement if a milestone closing had not been consummated by applicable date, as long as the terminating party’s failure to fulfill or diligently pursue fulfillment of any of that party’s material obligations under the Agreement was not a principal cause of or did not result in the failure of the milestone closing to occur on or before the applicable date.  Accordingly, on May 1, 2012, the Company exercised its option to terminate the Agreement by sending notice to the Purchaser.

Termination of the Agreement means that Purchaser will no longer have the option to purchase the remaining 10 million shares of stock at $0.25 per share.  Certain provisions of the Agreement survive termination, including the Purchaser’s right to have an observer attend meetings of the board of directors of the Company and to receive certain materials that are provided to the directors in connection with such meetings.

As previously disclosed, management’s plans for addressing the Company’s capital needs include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund the Company's research and development projects.  There is no assurance that the Company will be successful obtaining the necessary funding to meet its business objectives.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: May 1, 2012	By:	/s/Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer